Exhibit (a)(5)(D)

Moody’s and Reis Announce Expiration of Hart-Scott-Rodino Waiting Period

NEW YORK, October 1, 2018—Moody’s Corporation (NYSE:MCO) and Reis, Inc. (NASDAQ:REIS) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to Moody’s pending acquisition of Reis expired at 11:59 p.m., Eastern Time, on September 28, 2018.

As previously announced on September 13, 2018, Moody’s wholly-owned subsidiary, Moody’s Analytics Maryland Corp., commenced a tender offer to purchase all of the issued and outstanding shares of common stock of Reis at a purchase price of $23.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes. The tender offer follows an announcement on August 30, 2018 that Moody’s and Reis had entered into a definitive merger agreement for Moody’s to acquire all outstanding shares of Reis in an all-cash transaction valued at approximately $278 million. The transaction has been approved by the Boards of Directors of both companies.

The expiration of the Hart-Scott-Rodino Act waiting period satisfies one of the conditions of the completion of the tender offer. Completion of the tender offer remains subject to other customary closing conditions, including the tender of a majority of the issued and outstanding shares of Reis common stock (other than shares owned by Reis’s wholly-owned subsidiaries). The tender offer period is scheduled to expire at 11:59 p.m., Eastern Time, on October 12, 2018, unless extended or terminated earlier.

Complete terms and conditions of the tender offer can be found in the Offer to Purchase, the related Letter of Transmittal and certain other materials filed by Moody’s with the U.S. Securities and Exchange Commission (SEC) on September 13, 2018, and available at www.sec.gov. In addition, on September 13, 2018, Reis filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the tender offer.

Copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the tender offer may be obtained for free from the information agent, D.F. King & Co., Inc., toll-free at 877-732-3617. Banks and brokers may call the information agent collect at 212-269-5550. The depositary for the tender offer is American Stock Transfer & Trust Company, LLC.

ABOUT MOODY’S CORPORATION

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.2 billion in 2017, employs approximately 12,300 people worldwide and maintains a presence in 42 countries. Further information is available at www.moodys.com.

ABOUT REIS

Reis provides commercial real estate (“CRE”) market information and analytical tools to real estate professionals. Reis maintains a proprietary database of information on all commercial properties in metropolitan markets and neighborhoods throughout the U.S. This information is used by CRE investors, lenders and other professionals to make informed buying, selling and financing decisions. In addition, Reis data is used by debt and equity investors to assess, quantify and manage the risks of default and loss associated with individual mortgages, properties, portfolios and real estate backed securities. Reis currently provides its information services to many of the nation’s leading lending institutions, equity investors, brokers and appraisers.

For more information regarding Reis’s products and services, visit www.reis.com and www.reisreports.com.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of Reis or any other securities. A Tender Offer Statement on Schedule TO, including an Offer to Purchase, the related Letter of Transmittal and certain other materials, has been filed with the SEC by Moody’s and its merger subsidiary, Moody’s Analytics Maryland Corp., and a Solicitation/Recommendation Statement on Schedule 14D-9 has been filed with the SEC by Reis. The tender offer will only be made pursuant to the Offer to Purchase, the related Letter of Transmittal and the other documents filed as a part of the Schedule TO.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 FILED BY REIS REGARDING THE OFFER, IN EACH CASE, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS AND OTHER DOCUMENTS FILED WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY DIRECTING SUCH REQUESTS TO THE INFORMATION AGENT FOR THE TENDER OFFER.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information in this release are made as of the date hereof (except where noted otherwise), and Moody’s undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. Moody’s is identifying certain factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s referendum vote whereby the U.K. citizens voted to withdraw from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting world-wide credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which Moody’s may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of Moody’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if Moody’s fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which Moody’s operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of Moody’s to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. Other factors, risks and uncertainties relating to our acquisition of Reis could cause our actual results to differ materially from those indicated by these forward-looking statements, including uncertainties as to how many of Reis’s stockholders will tender their shares in the offer; the possibility that competing offers will be made; risks relating to filings and approvals relating to the acquisition; the expected timing of the completion of the acquisition; the ability to complete the acquisition considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating Reis’s operations, products and employees into Moody’s and the possibility that anticipated synergies and other benefits of the acquisition will not be realized in the amounts anticipated or will not be realized within the expected timeframe; risks that the acquisition could have an adverse effect on the business of Reis or its prospects, including, without limitation, on relationships with vendors, suppliers or customers; claims made, from time to time, by vendors, suppliers or customers; changes in the global marketplace that have an adverse effect on the business of Reis; and the accuracy of any assumptions underlying any of the foregoing. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Moody’s annual report on Form 10-K for the year ended December 31, 2017, the tender offer documents to be filed with the SEC by Moody’s and its acquisition subsidiary and the solicitation/recommendation statement on Schedule 14D-9 to be filed by Reis and other filings made by Moody’s from time to time with the SEC or materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on Moody’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for Moody’s to predict new factors, nor can Moody’s assess the potential effect of any new factors on it.

For Moody’s

Dorian Hare, 1 212-553-1349

Vice President, Investor Relations

dorian.hare@moodys.com

or

Michael Adler, 1 212-553-4667

Senior Vice President, Corporate Communications

michael.adler@moodys.com

For Reis

Mark P. Cantaluppi, 1 212-921-1122

Vice President, Chief Financial Officer

mark.cantaluppi@reis.com

or

Ian Corydon, 1-310-571-9988

Hayden IR

ian@haydenir.com